UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 25, 2008

AllianceBernstein Holding l.p.
(Exact name of registrant as specified in its charter)

Delaware	001-09818	13-3434400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-969-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.	Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On January 25, 2008, a three-year $950 million Revolving Credit Agreement (“Agreement”) was entered into among Sanford C. Bernstein & Co., LLC (a wholly-owned subsidiary of AllianceBernstein L.P., “SCB LLC”), as borrower, AllianceBernstein L.P. (“AllianceBernstein”), as U.S. guarantor, Citibank N.A., as administrative agent, Citigroup Global Markets Inc., as arranger, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, HSBC Bank USA, National Association, as documentation agent, and certain other financial institutions.

As guarantor under the Agreement, AllianceBernstein has agreed to guarantee the obligations of SCB LLC.  AXA has also agreed to guarantee the obligations of SCB LLC under the Agreement. AllianceBernstein will reimburse AXA to the extent AXA must pay on its guarantee.  AllianceBernstein is an indirect, majority-owned subsidiary of AXA.

Section 8.	Other Events

Item 8.01.	Other Events.

In February 2006, AllianceBernstein entered into a revolving credit facility with a group of commercial banks and other lenders. The revolving credit facility is intended to provide back-up liquidity for our $800 million commercial paper program. Under the revolving credit facility, the interest rate, at our option, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate (LIBOR) or the Federal Funds rate. On November 2, 2007, we increased the revolving credit facility by $200 million to $1.0 billion.

On January 25, 2008, AllianceBernstein entered into a two-month $100 million uncommitted line of credit with Citibank, N.A. to supplement the revolving credit facility and to protect against any unforeseen liquidity needs that might arise over the next two months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AllianceBernstein Holding l.p.

Dated: January 31, 2008	By:	/s/ Robert H. Joseph, Jr.
Robert H. Joseph, Jr. Senior Vice President and Chief Financial Officer